EXHIBIT 99

June 28, 2006

Ms. Robyn Brend
Vice President of Benefits/Payroll Manager
Amegy Bank N.A.
P.O. Box 27459
Houston, Texas 77227-7459

Dear Ms. Brend:

Due to the fact that we just recently received the financial statements of Amegy Bank 401(k) Savings Plan (the "Plan") for the year ended December 31, 2005, it will not be possible, without incurring unreasonable effort or expense, for us to complete our audit of the financial statements and provide our report and consent by the June 29, 2006 due date of the Registrant's Form 11-K.

Very truly yours,

/s/ Ham, Langston & Brezina, L.L.P.

Ham, Langston & Brezina, L.L.P.